EXHIBIT 99.1

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Announces Private Placement Debt Transaction
Financing will total $155 million
     MILWAUKEE—June 27, 2006 — Sensient Technologies Corporation (NYSE: SXT) announced today that it has successfully completed agreements for a private placement of approximately $155 million in five and seven year senior notes. The notes are being offered in several tranches with both dollar and euro denominations.
     Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation, said, “We are pleased to report that our offering was oversubscribed on very favorable terms. Therefore, we decided to increase the size of the transaction.”
     Proceeds from the offering will be used to repay maturing debt.
     This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This notice is issued pursuant to Rule 135c under the Securities Act of 1933, as amended.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our
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Sensient Technologies Corporation Private Placement Press Release June 27, 2006	Page 2
most recently filed annual report on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
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